Exhibit 10.5
U.S. Notice of Terms
Restricted Stock Units
To:        «Name»
BEMSID:    «BEMS_ID»
Grant Date:    «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:

1.	RSU Award. You have been awarded «RSU_Units» Restricted Stock Units (“RSUs”). Each RSU corresponds to one share of Common Stock.

2.	RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.

3.
Vesting of RSUs. Subject to Sections 6 and 7, your RSUs will vest on the third anniversary of the Grant Date (or if such date is not a Trading Day, the next Trading Day) (the “Vesting Date”). At the time your RSUs vest, the Company will issue to you shares of Common Stock equal in number to the vested number of whole RSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in Section 9.2. Subject to the terms and conditions outlined under Section 6 and 7, this Award is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the Vesting Date. “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

4.	Dividend Equivalents.
4.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Common Stock, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were one share of Common Stock.
4.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a share of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.
4.3 Dividend equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated.

5.
Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.

6.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated prior to the Vesting Date by reason of retirement, layoff, disability, or death, your RSU payout, including any dividend equivalent RSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date). Payment for this Award will be made (i) as soon as administratively possible, but not later than 60 days after your termination of employment, in the event that your employment is terminated by reason of disability or death, or (ii) at the same time as payment would have been made pursuant to Section 3 had your employment not terminated prior to the Vesting Date, in the event that your employment is terminated by reason of retirement or layoff. For purposes of this Award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or a Related Company in which you participate. If you are not eligible to participate in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (x) age 55 with 10 years of service, or (y) age 62 with one year of service. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.

7.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 6, all RSUs (and all associated dividend equivalent RSUs) granted hereunder shall immediately be forfeited and canceled.

8.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the vesting period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your RSU payout, including any dividend equivalent RSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date).

9.	RSU Award Payable in Stock.
9.1 Distribution from your RSU account will be made as soon as reasonably possible, but not later than 60 days, after the Vesting Date, except as otherwise provided in Section 6. The number of shares distributed will be equal to the number of whole vested RSUs in your account, subject to deductions described in Section 9.2. Fractional share values will be applied to Federal income tax withholding.
9.2 The Company will deduct from the distribution of your vested RSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any Related Company.
9.3 In the event you transfer from the US based payroll to a country in which RSU grants and related dividend equivalents are not settled in shares of Common Stock and you are scheduled for an RSU payout under Section 3 or 6 above while in such country, your distribution will be paid in cash.

10.	Transferability. RSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death.

11.	Clawback and Forfeiture Policy.
11.1 This Award and any proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.
11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.

11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

12.	Miscellaneous.
12.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company.
12.2 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
12.3 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.4 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.
12.5 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.6 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). In all circumstances, the Addendum shall constitute part of this Notice.
12.7 Governing Law. All questions concerning the construction, validity and interpretation of this notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
12.8 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.